Exhibit 4.2

TRICON RESIDENTIAL INC.

THIRD AMENDED AND RESTATED DEFERRED SHARE UNIT PLAN

1.	Interpretation

In this Plan, the following terms shall have the following meanings:

(a)	“Administrators” means the Compensation, Nominating and Corporate Governance Committee of the Board, or such other persons as may be designated by the Board from time to time;

(b)	“Affiliate” has the meaning ascribed thereto in Section 1.3 of National Instrument 45-106 – Prospectus and Registration Exemptions;

(c)	“Anticipated Closing Date” has the meaning ascribed thereto in Section 9(b);

(d)

“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts that the Corporation is required by law to withhold from any amounts to be paid or credited under the Plan;

(e)	“Award” means a grant of DSUs under the Plan;

(f)	“Board” means the Board of Directors of the Corporation;

(g)	“Board Change of Control” has the meaning ascribed thereto in Section 9(a);

(h)	“Book Value” has the meaning ascribed thereto in Section 12(i);

(i)

“Business Day” means a day on which there is trading on the TSX or the NYSE, as applicable, or such other stock exchange on which the Shares are then listed and posted for trading, and if none, a day that is not Saturday or Sunday or another day on which the principal commercial banks in Toronto, Ontario are not open for business during normal business hours;

(j)

“Cause” shall, in respect of a Participant, have the meaning attributed to such term (or the term “Just Cause”) in such Participant’s employment agreement with the Corporation or any of its Subsidiaries (if any) or, in the event such Participant’s employment agreement does not define either term or such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean anything that constitutes just cause for termination of employment at common law;

(k)	“Change of Control” means the completion of any of the following occurrences:

(i)	the acquisition, directly or indirectly and by any means whatsoever, by any one shareholder, or group of shareholders acting jointly or in concert, of more than 33.33% of the outstanding Shares;

(ii)	a sale by the Corporation (in one or more transactions) of all or substantially all of its assets to an unrelated third party, or other liquidation or dissolution;

(iii)

a merger, consolidation, arrangement or other reorganization (collectively, a “Reorganization”) of the Corporation which results in the Corporation’s shareholders immediately prior to the Reorganization owning less than 50% of the voting shares of the resulting entity after the Reorganization; or

(iv)

as a result of or in connection with a contested election of directors of the Corporation, the nominees named in the most recent management information circular of the Corporation for election as directors of the Corporation do not constitute 66.67% of the directors of the Corporation, in each case, except in the event that such transactions are solely among the Corporation and its Affiliates.

(l)	“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time and any successor thereto;

(m)	“Common Shares” means previously unissued common shares in the capital of the Corporation;

(n)	“Consideration” has the meaning ascribed thereto in Section 12(i);

(o)	“Corporate Group” means the Corporation and its Affiliates;

(p)	“Corporation” means Tricon Residential Inc. and its successors and assigns;

(q)

“DSU” means a bookkeeping entry, equivalent (subject to Section 12(i) with respect to certain Change of Control events) in value to a Share, credited to a Participant’s DSU Account in accordance with the terms and conditions of the Plan;

(r)	“DSU Account” has the meaning ascribed thereto in Section 7(b);

(s)	“Eligible Participant” means any officer, director or employee of the Corporation or any of its Subsidiaries and any Service Provider as determined by the Administrators from time to time;

(t)	“Event of Termination” means any of an Event of Termination (Accelerated Vesting), Event of Termination (Normal Vesting) or Event of Termination (Forfeited Vesting);

(u)	“Event of Termination (Accelerated Vesting)” means:

(i)	the termination of employment of a Participant with the Corporation or a Subsidiary of the Corporation:

(1)	without Cause; or

(2)	upon the Participant’s resignation for Good Reason; or

(ii)	a Participant who is a director of the Corporation ceases to be a director of the Corporation;

(v)

“Event of Termination (Forfeited Vesting)” means the termination of employment with Cause of a Participant with the Corporation or a Subsidiary of the Corporation (excluding, for greater certainty, termination of employment arising from the death of such Participant);

(w)	“Event of Termination” (Normal Vesting) means:

(i)	the termination of employment of a Participant with the Corporation or a Subsidiary of the Corporation due to such Participant’s Incapacity to Work;

(ii)	the termination of employment of a Participant with the Corporation or a Subsidiary of the Corporation on the death of such Participant; or

(iii)

the voluntary termination of employment of a Participant, retirement, resignation or leaving of employment with the Corporation or a Subsidiary of the Corporation (except a resignation for Good Reason and except for the purpose of entering into new employment with the Corporation or a Subsidiary of the Corporation);

(iv)	a Participant who is not an employee of the Corporation ceasing to be an officer of, or advisor or Service Provider to, the Corporation or any Subsidiary of the Corporation;

(x)

“Fair Market Value” means (i) in respect of Awards granted prior to the date hereof, the closing price of the Shares on the TSX on the last trading day on which Shares traded prior to such date, and (ii) in respect of Awards granted from and after the date hereof, the closing price of the Shares on the TSX (with respect to Participants resident in Canada) or the NYSE (with respect to Participants resident in the United States) on the last trading day on which Shares traded prior to such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Fair Market Value shall be the fair market value of the Shares as determined by the Board on a reasonable basis using a method that complies with Section 409A of the Code and guidance issued thereunder;

(y)	“Good Reason” shall, in respect of a Participant, have the meaning attributed to such term in such Participant’s written employment agreement with the

Corporation or any of its Subsidiaries (if any) or, in the event such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean any reason that would be considered to amount to constructive dismissal at common law;

(z)

“Incapacity to Work” shall, in respect of a Participant, have the meaning attributed to such term in such Participant’s written employment agreement with the Corporation or any of its Subsidiaries (if any) or in the event such Participant is not a party to a written employment agreement with the Corporation or any of its Subsidiaries, shall mean any incapacity or inability by a Participant, including any physical or mental incapacity, disease or affliction of the Participant as determined by a legally qualified medical practitioner or by a court, which has prevented the Participant from performing the essential duties of his or her position as an officer or employee (taking into account reasonable accommodation by the Corporation) for a continuous period of six (6) months or for any cumulative period of 180 days in any eighteen (18)-consecutive month period;

(aa)	“Independent” has the meaning given such term in National Policy 58-201—Corporate Governance Guidelines;

(bb)	“insider” means an insider for the purposes of Section 613 of the TSX Company Manual;

(cc)	“Insider Participant” means a Participant who is an insider of the Corporation;

(dd)	“NYSE” means the New York Stock Exchange;

(ee)	“Participants” means such Eligible Participants from time to time who are granted Awards pursuant to the Plan;

(ff)

“Person” includes an individual, partnership, unincorporated association, organization, syndicate, body corporate, joint venture, trust and a trustee, executor, administrator or other legal or personal representative, the Crown and any other entity recognized by law;

(gg)	“Plan” means this Third Amended and Restated Deferred Share Unit Plan, as it may be amended from time to time;

(hh)	“Redemption Date” has the meaning ascribed thereto in Section 12(a);

(ii)	“Redemption Notice” has the meaning ascribed thereto in Section 12(a);

(jj)

“Section 409A of the Code” shall mean Section 409A of the Code, the Treasury Regulations promulgated thereunder as in effect from time to time, and related guidance as may be amended from time to time;

(kk)

“Security-Based Compensation Arrangement” means an option, option plan, employee share purchase plan, long-term incentive plan, phantom unit plan or any other compensation or incentive mechanism involving the issuance or potential issuance of Common Shares from treasury to one or more directors, officers or employees of the Corporation or any Subsidiary, current or past full-time or part-time employees of the Corporation or any Subsidiary, insiders or Service Providers;

(ll)

“Service Provider” means any person or company engaged to provide ongoing management or consulting services for the Corporation or its Affiliates or for any entity controlled by the Corporation for a period greater than 12 months;

(mm)	“Shares” means the Common Shares, or such other class of voting and fully participating shares as may be agreed to by the Board or the Administrators;

(nn)

“Stock Option Plan” means the Corporation’s Fourth Amended and Restated Stock Option Plan, adopted as of the date hereof, and each of its predecessors, as it may be amended or amended and restated from time to time;

(oo)	“Subsidiary” has the meaning ascribed thereto in the Securities Act (Ontario);

(pp)	“TSX” means the Toronto Stock Exchange;

(qq)	“Tendered Shares” has the meaning set out in Section 9;

(rr)	“Unvested DSUs” means DSUs that, as of the relevant date, have not yet become redeemable;

(ss)	“Vested DSUs” means DSUs that, as of the relevant date, have become redeemable; and

(tt)	“Vesting Date” means, in respect of an Award and subject to Sections 9, 10 and 14, such date or dates as the Administrators may determine when the Award is granted.

2.	Purpose

The purpose of the Plan is to advance the interests of the Corporation and its shareholders by attracting, retaining and motivating officers, directors and employees of, and advisors to, the Corporation and its Subsidiaries, and providing such parties a performance incentive for continued and improved service with the Corporation and its Subsidiaries and by enhancing such persons’ contribution to increased profits by promoting an alignment of interests between such persons and the shareholders of the Corporation.

3.	Shares Subject to the Plan

(a)	The shares subject to the Plan shall be Shares.

(b)	Any Award of DSUs shall be subject to the following limits:

(i)

the aggregate number of Shares reserved for issuance upon the redemption of all DSUs granted under the Plan, or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the Stock Option Plan), shall not exceed 9,538,127 Shares;

(ii)

the aggregate number of DSUs granted under the Plan and security-based awards granted under any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the Stock Option Plan), shall not exceed 2,000,000 in any one-year period;

(iii)

the aggregate number of Shares issuable to Insider Participants upon the redemption of DSUs granted under the Plan, or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the Stock Option Plan), cannot at any time exceed 10% of the issued and outstanding Shares; and

(iv)

the aggregate number of Shares issued to Insider Participants under the Plan, or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the Stock Option Plan), within a one-year period, cannot exceed 10% of the issued and outstanding Shares;

(v)

the aggregate number of Shares issuable to the “independent” members (as defined in National Instrument 58-101 – Disclosure Corporate Governance Practices) of the Board as a group under the Plan or any other Security-Based Compensation Arrangement of the Corporate Group (including, without limitation, the Stock Option Plan) cannot at any time exceed 1% of the issued and outstanding Shares; and

(vi)

no Award of DSUs shall be made to an individual independent member of the Board if such Award would result in such director, within a calendar year, receiving DSUs that have, together with all other equity awards granted in such year to such director under the other Security-Based Compensation Arrangements of the Corporate Group (including, without limitation, the Stock Option Plan), an aggregate value (determined as of the applicable dates of grant by the Administrators, acting reasonably, using appropriate, widely accepted valuation measures) in excess of C$150,000 (including no more than C$100,000 in Options); provided that such limits shall not apply to equity awards under the Plan taken in lieu of any cash retainer or other director fees.

(c)	DSUs that cannot be redeemed for Shares as a result of having terminated, or having been redeemed for cash in accordance with the Plan, shall not be counted for purposes of Section 3(b) and shall be available for subsequent Awards. No fractional Shares may be issued under the Plan.

4.	Administration of the Plan

The Plan shall be administered by the Administrators, and the Corporation will be responsible for all costs relating to the administration of the Plan. Subject to the provisions hereof and the Administrators’ duty to act without unfair prejudice or oppressiveness to a Participant or holder of DSUs under the Plan, the Administrators shall have the power and authority to:

(a)	adopt policies, rules and regulations and prescribe forms and procedures for implementing the Plan;

(b)

determine the eligibility of Persons to participate in the Plan, which Eligible Participants shall be Participants, when Awards to Eligible Participants shall be granted, the number of DSUs subject to each Award and the vesting period for each DSU;

(c)	interpret and construe the provisions of the Plan;

(d)	subject to regulatory requirements, make exceptions to the Plan in circumstances which they determine to be exceptional;

(e)	engage a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan; and

(f)	take such other steps as they determine to be necessary or desirable to give effect to the Plan.

Each determination or action made or taken by the Administrators pursuant to the Plan, including interpretation of the Plan, shall be final and conclusive for all purposes and binding on all parties, absent manifest error.

5.	Award Agreement

All Awards granted hereunder shall be evidenced by an agreement between the Corporation and the Participant substantially in the form of the attached Schedule 1. The terms of each such agreement need not be identical.

6.	Deferred Share Units

(a)

Under no circumstances shall DSUs be considered Shares nor shall they entitle a Participant to any rights as a shareholder of the Corporation, including, without limitation, voting rights, dividend entitlements (other than in accordance herewith) or rights on liquidation.

(b)	Except as otherwise provided in Section 12(i), one (1) DSU is economically equivalent to one (1) Share. Fractional DSUs are permitted under the Plan.

(c)

Additional DSUs credited to a Participant’s account in connection with cash dividends pursuant to Section 7(c) shall vest on the same schedule as their corresponding DSUs and are considered issued on the same date as the DSUs in respect of which they were credited.

7.	Grant of Awards

(a)

Subject to the terms of the Plan, the Administrators may, from time to time, grant Awards to Participants in such amounts and on such terms that the Administrators, in their absolute discretion, determine.

(b)	An account, to be known as a “DSU Account” shall be maintained by the Corporation for each Participant and will be credited with grants of DSUs received by a Participant from time to time.

(c)

Whenever cash dividends are paid on the Shares, additional DSUs will be credited to the Participant’s DSU Account. The number of such additional DSUs to be credited to a Participant’s DSU Account in respect of a cash dividend paid on the Shares shall be calculated by dividing (i) the amount determined by multiplying (A) the aggregate number of DSUs held on the relevant dividend record date by (B) the amount of dividends paid by the Corporation on each Share (converted into Canadian dollars as may be required), by (ii) the Fair Market Value of a Share on the dividend payment date. Such additional DSUs shall vest in accordance with Section 6(c).

(d)

Unless otherwise determined by the Administrators, the Plan shall remain an unfunded obligation of the Corporation and the rights of Participants under the Plan shall be no greater than the rights of a general unsecured creditor of the Corporation.

8.	Vesting

Subject to Sections 9, 10 and 14, a Participant will acquire a vested, unconditional right to receive his or her Award (or a portion thereof) on the Vesting Date(s) as determined by the Administrators when the Award is granted.

9.	Change of Control

(a)	In connection with:

(i)

any Change of Control (other than an event constituting a Change of Control under subclause (iv) of the definition of such term (a “Board Change of Control”)), all of a Participant’s Unvested DSUs will automatically become Vested DSUs and be redeemed immediately prior to the completion of such Change of Control in accordance with Section 9(b); and

(ii)

any Board Change of Control, all of a Participant’s Unvested DSUs will automatically become Vested DSUs upon completion of such Board Change of Control and shall be redeemed in accordance with Section 12.

(b)

Not later than 15 Business Days prior to the anticipated date (the “Anticipated Closing Date”) of the completion of a Change of Control (other than a Board Change of Control), the Corporation shall provide written notice of the anticipated Change of Control to all Participants, which notice shall describe the Change of Control and set out the Anticipated Closing Date. Not later than the close of business five (5) Business Days prior to the Proposed Closing Date, each Participant may deliver a Redemption Notice to the Corporation and elect that the Corporation redeem the Participant’s Vested DSUs in connection with the Change of Control pursuant to Section 9(a) for cash or Shares in accordance with the provisions of Section 12. If a Participant does not make such an election, the Participant’s Vested DSUs will be redeemed for Shares in accordance with the provisions of Section 12.

10.	Acceleration on Transaction with Third Party

Notwithstanding anything else contained herein, the Administrators may, in connection with any transaction involving the Corporation or its shareholders (including, without limitation, an offering of securities), determine to accelerate the vesting of all Unvested DSUs.

11.	Award Confirmation

Upon the grant of each Award, an award confirmation, substantially in the form of Schedule 2, shall be delivered by the Administrators to the Participant in question.

12.	Redemption of DSUs

(a)

Subject to Section 9, Vested DSUs shall be redeemed in whole or in part for Shares issued from treasury or, subject to the approval of the Administrators, cash, as elected by the Participant, on the date (the “Redemption Date”) on which the Participant delivers a written notice of redemption in the form of Schedule 3 hereto (a “Redemption Notice”) to the Chief Financial Officer of the Corporation; provided that a Participant shall not require the consent of the Administrators to redeem his or her DSUs for cash in connection with a Change of Control.

(b)

For Participants that are U.S. taxpayers, other than a redemption in connection with a Change of Control, in the event a Participant fails to file a duly-completed Redemption Notice prior to the day that is ten (10) Business Days after the applicable Vesting Date, the applicable Vested DSUs shall automatically be redeemed for Shares in accordance with the provisions of this Section 12 and the Redemption Date shall be deemed to be such 10th Business Day.

(c)

For Participants that are Canadian residents and are not U.S. taxpayers, other than a redemption in connection with a Change of Control, a Participant may file a duly-completed Redemption Notice to redeem his or her Vested DSUs any time following the Vesting Date; provided that in the event a Participant who is not an Independent director of the Corporation fails to file a duly-completed Redemption Notice prior to the seventh anniversary of the day such Vested DSUs were initially granted to the participant (the “Award Date”), the applicable Vested DSUs shall automatically be redeemed for Shares in accordance with the provisions of this Section 12 and the Redemption Date shall be deemed to be the seventh anniversary of the Award Date. Notwithstanding the foregoing (but subject to Section 12(d) below), the Administrators, in their sole discretion, may extend any Redemption Date for Vested DSUs held by Participants who are not U.S. taxpayers.

(d)

Notwithstanding Sections 12(a)-(c) above, upon an Event of Termination (including, without limitation and for greater certainty, when an Independent director ceases to be a director of the Corporation), a Participant shall file a duly-completed Redemption Notice within ten (10) Business Days of such Event of Termination. In the event a Participant fails to file a duly-completed Redemption Notice prior to the day that is ten (10) Business Days after such Event of Termination, the applicable Vested DSUs shall automatically be redeemed for Shares in accordance with the provisions of this Section 12 and the Redemption Date shall be deemed to be such 10th Business Day.

(e)

In the event Vested DSUs are redeemed for Shares pursuant to this Section 12, subject to the provisions of the Plan (including Sections 12(i) and 18(b)), the Participant shall receive a whole number of Shares from the Corporation equal to the whole number of DSUs then being redeemed from the Participant’s DSU Account, net of any Applicable Withholding Taxes. Such Shares shall be delivered, in the case of a redemption in connection with a Change of Control, at the time of redemption and, in all other cases, within five (5) Business Days following the applicable Redemption Date.

(f)

In the event Vested DSUs are redeemed for Shares pursuant to this Section 12, the Corporation shall, if elected by a Participant, also make a cash payment (at the time provided in Section 12(e)), net of any Applicable Withholding Taxes, to the Participant with respect to the value of fractional DSUs standing to the Participant’s credit after the maximum number of whole Shares have been issued by the Corporation, calculated by multiplying (i) the number of such fractional DSUs being redeemed by (ii) the Fair Market Value of a Share on the applicable Redemption Date. If a Participant does not elect to receive a cash payment with respect to his or her fractional DSUs, such fractional DSUs shall be terminated.

(g)

In the event Vested DSUs are redeemed for cash pursuant to this Section 12 other than in connection with a Change of Control, subject to the provisions of the Plan, the Corporation shall make, within five (5) Business Days after the Redemption Date, a cash payment, net of any Applicable Withholding Taxes, to the Participant, calculated by multiplying (i) the number of DSUs to be redeemed by (ii) the Fair Market Value of a Share on the applicable Redemption Date.

(h)

Subject to Section 12(i), in the event Vested DSUs are redeemed for cash pursuant to this Section 12 in connection with a Change of Control, the Corporation shall make in respect of each Award, within five (5) Business Days after the Redemption Date, a cash payment, net of any Applicable Withholding Taxes, to the Participant, calculated by multiplying (i) the number of DSUs relating to such Award that are being redeemed by (ii) the Fair Market Value of a Share on the date the applicable Award was granted.

(i)

Notwithstanding the foregoing, if, in connection with an event that constitutes a Change of Control under either clause (i) or (iii) of the definition of such term, the per Share consideration to be paid to shareholders of the Corporation upon such Change of Control (the “Consideration”) has a value that is less than the book value per Share derived from the most recently filed financial statements (interim or annual) of the Corporation (the “Book Value”), then the number of Shares to be issued and/or the amount of cash to be paid upon redemption of a Vested DSU shall be adjusted as follows:

(i)

in the case of a redemption for cash, the amount of cash to be paid to a Participant shall equal the product of (A) the amount of cash that would otherwise have been payable to such Participant in respect of his redeemed Vested DSUs pursuant to Section 12(h) multiplied by (B) a fraction, the numerator of which shall be the Consideration and the denominator of which shall be the Book Value; and

(ii)

in the case of a redemption for Shares, the number of Shares to be issued to a Participant shall equal the product of (A) the number of Shares that would otherwise have been issued to such Participant in respect of his redeemed Vested DSUs pursuant to Section 12(e) multiplied by (B) a fraction, the numerator of which shall be the Consideration and the denominator of which shall be the Book Value.

(j)	Upon payment in full of the value of the DSUs to the Participant, such DSUs shall be cancelled.

(k)

A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her receipt of an Award, DSUs, Shares or other property or cash pursuant to the Plan, except to the extent that the Corporation has, directly or indirectly, withheld (i) cash for remittance to the statutory authorities and/or (ii) securities having a value equal to the cash to be remitted to the statutory authorities. The Corporation shall be able to deduct from any payments (whether in the form of securities or cash) and any other remuneration otherwise payable to a Participant any taxes that are required to be withheld and remitted under this Plan. In this regard, the Corporation shall be entitled to sell, on behalf of a Participant, any securities so withheld for purposes of satisfying its remittance obligations. Each Participant agrees to indemnify and save the Corporation harmless from any and all amounts payable or incurred by the Corporation or any of its Subsidiaries if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

(l)

Notwithstanding the above, the Corporation may implement (or cause to have implemented) such systems and procedures (including systems and procedures operated by a third party administrator engaged by the Administrators to perform some or all of the administrative duties of the Administrators under the Plan) from time to time to facilitate the redemption of DSUs pursuant to this Plan and shall provide Participants with all necessary details regarding such systems and procedures to facilitate the redemption of DSUs from time to time in accordance with their terms.

(m)

If the Corporation has engaged a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan, such as an Internet-based administration platform, which also includes the availability of a broker-assisted exercise process, the Participants shall follow the procedures established by the Corporation or such third party administrator with respect to the redemption of DSUs.

13.	Certain Adjustments

Appropriate adjustments, with regards to DSUs granted or to be granted, and in the number of Shares that are available for issue upon redemption of the DSUs, may be made by the Administrators, acting reasonably, to give effect to the number of Shares resulting from subdivisions, consolidations, conversions, exchanges or reclassifications of the Shares, the payment of stock dividends by the Corporation (other than cash dividends) or other changes in the capital stock of the Corporation that the Administrators may, in their discretion, consider relevant for purposes of ensuring that the rights of the Participants are not prejudiced thereby (including amalgamations, mergers, reorganizations, liquidations and similar material transactions).

14.	Effect of Termination on Participation in the Plan

(a)

Upon the occurrence of an Event of Termination (Accelerated Vesting), all of such Participant’s Unvested DSUs will automatically become Vested DSUs on the date such Event of Termination occurs and all of such Participant’s Vested DSUs will be redeemed in accordance with Section 12.

(b)

Upon the occurrence of an Event of Termination (Normal Vesting), (i) any Vested DSUs held by the relevant Participant as at the date of such Event of Termination will be redeemed in accordance with Section 12 and (ii) all Unvested DSUs held by the relevant Participant as at the date of such Event of Termination shall terminate immediately.

(c)

For the avoidance of doubt, the Corporation shall redeem all Vested DSUs granted to the relevant Participant who is a U.S. taxpayer no later than March 15 of the year following the year in which the applicable Event of Termination occurs.

(d)

Upon the occurrence of an Event of Termination (Forfeited Vesting), all Vested DSUs that have not been redeemed in accordance with Section 12 and all Unvested DSUs held by the relevant Participant as at the date of such Event of Termination shall terminate immediately.

Notwithstanding the provisions of this Section 14, the Administrators may, in their sole and absolute discretion, at any time prior to or following any Event of Termination, permit the redemption of any or all DSUs held by the relevant Participant in the manner and on the terms authorized by the Administrators; provided that the Corporation shall redeem all Vested DSUs granted to the relevant Participant no later than March 15 of the year following the year in which such DSUs became Vested DSUs.

15.	Transferability

Subject to the terms of this Section, DSUs may not be assigned. DSUs may be redeemed by the Participant, and, upon the Participant’s death, the legal representative of his or her estate or any other person who acquires his or her rights in respect of a DSU by bequest or inheritance. A Person redeeming a DSU may subscribe for Shares only in his or her own name or in his or her capacity as a legal representative.

16.	Amendments to the Plan

The Board reserves the right, in its absolute discretion, to amend, suspend or terminate this Plan, or any portion thereof, at any time without obtaining the approval of shareholders of the Corporation, subject to those provisions of applicable law and regulatory requirements (including the rules, regulations and policies of the TSX), if any, that require the approval of shareholders. Such amendments may include, without limitation:

(a)

minor changes of a “house-keeping nature”, including, without limitation, any amendment for the purpose of curing any ambiguity, error or omission in the Plan, or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b)

amending Awards under the Plan, including with respect to advancing vesting periods, redemption method and frequency, assignability and the effect of termination of a Participant’s employment; provided that such amendment does not adversely alter or impair any DSU previously granted to a Participant without the consent of such Participant;

(c)	advancing the date on which any DSUs may be redeemed;

(d)	amendments necessary to comply with the provisions of applicable law or the applicable rules of the TSX, including with respect to the treatment of DSUs granted under the Plan;

(e)	amendments respecting the administration of the Plan;

(f)	amendments necessary to suspend or terminate the Plan;

(g)	a change relating to the eligibility of any Participant or Eligible Participant in the Plan; and

(h)	any other amendment, fundamental or otherwise, not requiring shareholder approval under applicable laws or the applicable rules of the TSX.

Notwithstanding the foregoing, the Corporation will be required to obtain the approval of the shareholders of the Corporation for any amendment related to:

(v)	amending the provisions relating to the transferability of a DSU, other than for transfers by will or the law of succession or to corporations controlled by the individual or family trusts;

(w)	amending any Insider Participant limits which result in shareholder approval to be required on a disinterested basis;

(x)	amending Section 3(b)(v) or 3(b)(vi) of the Plan;

(y)	increasing the maximum number of Common Shares which may be issued under the Plan; and

(z)	amending this Section 16 or granting additional powers to the Board to amend the Plan or entitlements without shareholder approval.

Any amendment to any provision of the Plan will be subject to any required regulatory or governmental approvals.

17.	Termination of Plan

The Administrators may terminate this Plan at any time in their absolute discretion. If the Plan is so terminated, no further Awards shall be granted, but the DSUs then outstanding shall continue in full force and effect in accordance with the provisions of this Plan.

18.	Compliance with Statutes, Regulations and Policies

(a)

The administration of the Plan shall be subject to and performed in conformity with all applicable laws, regulations, orders of governmental or regulatory authorities and the requirements of any stock exchange on which the Shares are listed. Should the Administrators, in their sole discretion, determine that it is not desirable or feasible to provide for the redemption of DSUs for Shares pursuant to the provisions of Section 12, including by reason of any such laws, regulations, rules, orders or requirements, it shall notify the Participants of such determination and on receipt of such notice each Participant shall have the option of electing that such redemption obligations be satisfied by means of a cash payment by the Corporation equal to the Fair Market Value of the Shares that would otherwise be delivered to a Participant in settlement of DSUs on the Redemption Date (less any Applicable Withholding Taxes). Each Participant shall comply with all such laws, regulations, rules, orders and requirements, and shall furnish the Corporation with any and all information and undertakings, as may be required to ensure compliance therewith.

(b)

The Corporation intends that the Plan and all DSUs be construed to avoid the imposition of additional taxes, interest, and penalties pursuant to Section 409A of the Code. Notwithstanding the Corporation’s intention, in the event any DSU is subject to such additional taxes, interest or penalties pursuant to Section 409A of the Code, the Administrators may, in their sole discretion and without a Participant’s prior consent, amend the Plan (subject to Section 16), adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (i) exempt the Plan and/or any DSU from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such DSU, or (iii) comply with the requirements of Section 409A of the Code, including without limitation any such regulations, guidance, compliance programs, and other interpretative authority that may be issued after the date of the grant. In no event shall the Corporation or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on a Participant under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

19.	Right to Employment

Nothing in the Plan or any Award shall confer upon any person any right to continue in the employ of the Corporation or any Subsidiary thereof, or affect in any way the right of the Corporation or any Subsidiary thereof to terminate his or her employment at any time.

20.	Successor Corporation

The Plan applies without any further formality or action to any corporation resulting from the amalgamation of the Corporation with one or more other corporations.

21.	Governing Law

The Plan, and any and all determinations made and actions taken in connection with the Plan, shall be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

22.	Incentive Compensation Clawback Policy

Notwithstanding anything else in this Plan, all grants of DSUs made pursuant to this Plan shall be subject to the Corporation’s Incentive Compensation Clawback Policy.

23.	Subject to Approval

To the extent a provision of the Plan requires regulatory approval which is not received, such provision shall be severed from the remainder of the Plan until the approval is received and the remainder of the Plan shall remain in full force and effect.

ADOPTED as of this 7th day of December, 2021.

TRICON RESIDENTIAL INC.

Per:	/s/ David Veneziano
Authorized Signatory

SCHEDULE 1

AGREEMENT

This agreement is entered into this _________ day of _____________, 202_, between Tricon Residential Inc. (the “Corporation”) and (the “Participant”) pursuant to the Third Amended and Restated Deferred Share Unit Plan (the “Plan”) adopted by the Corporation on December 7, 2021, as amended from time to time.

Pursuant to the Plan and in consideration of C$1.00 paid and services provided to the Corporation by the Participant, the Corporation agrees to grant an Award (“Awards”) and issue deferred share units (the “DSUs”) of the Corporation to the Participant in accordance with the terms of the Plan. The grant of the Award is confirmed by the Award Confirmation attached to this agreement.

The granting and redemption of the DSUs (and the issue of common shares on redemption of the DSUs and/or the redemption of the DSUs for cash), are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this agreement.

This agreement shall be binding upon and enure to the benefit of the Corporation, its successors and assigns and the Participant and the legal representatives of his or her estate and any other person who acquires the Participant’s rights in respect of the DSUs by bequest or inheritance.

By executing this agreement, the Participant confirms and acknowledges that he or she has not been induced to enter into this agreement or acquire any DSUs by expectation of employment or continued employment with the Corporation. In addition, to the extent the Corporation engages a third party administrator to perform some or all of the administrative duties of the Administrators under the Plan, such as an Internet-based administration platform, which also includes the availability of a broker-assisted exercise process, the Participant agrees to follow the procedures established by the Corporation or such third party administrator with respect to the redemption of his or her DSUs.

TRICON RESIDENTIAL INC.

Per:
Name:
Title:

IN WITNESS WHEREOF Witness	Participant

SCHEDULE 2

AWARD CONFIRMATION

TO:	(the “Participant”)

Pursuant to the Third Amended and Restated Deferred Share Unit Plan (the “Plan”) adopted by Tricon Residential Inc. (the “Corporation”) on December 7, 2021, as amended from time to time, and an agreement between the Corporation and the Participant dated as of_________________, 202_, the Corporation confirms the grant to the Participant of an award (the “Award”) of ________ deferred share units (the “DSUs”) of the Corporation. The Fair Market Value (as defined in the Plan) of a common share of the Corporation as at the date of the granting of this Award is [C$/US$]_________ per Share.

Subject to Sections 9, 10 and 14 of the Plan, the DSUs shall be redeemable upon vesting. The vesting dates of the DSUs shall be as follows:

(a)	________ DSUs shall vest on _______________________;

(b)	[an additional _____________ DSUs shall vest on _______;

(c)	an additional _____________ DSUs shall vest on _______;

(d)	an additional _____________ DSUs shall vest on _______; and

(e)	an additional _____________ DSUs shall vest on _________.]

The granting and redemption of these DSUs are subject to the terms and conditions of the Plan.

DATED this ________ day of____________ ________

TRICON RESIDENTIAL INC.

Per:
Name:
Title:

SCHEDULE 3

TRICON RESIDENTIAL INC.

THIRD AMENDED AND RESTATED DEFERRED SHARE UNIT PLAN (THE “PLAN”)

REDEMPTION NOTICE

All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Plan.

I hereby advise Tricon Residential Inc. (the “Corporation”) that I wish to redeem ___________ of the DSUs credited to my account under the Plan in accordance with the terms of the Plan as follows:

_____________ DSUs for Shares of the Corporation; and

_____________ DSUs credited to my account for cash.

Pursuant to Section 12(f) of the Plan, I hereby DO / DO NOT [circle applicable election] elect to receive a cash payment, net of any Applicable Withholding Taxes, with respect to the value of fractional DSUs standing to my credit after the maximum number of whole Shares have been issued by the Corporation.

I acknowledge and agree that the redemption of my DSUs shall be in accordance with the terms of the Plan, including without limitation that any redemption of DSUs for cash (other than in connection with a Change of Control) shall be subject to the approval of the Administrators. In the event the Administrators do not approve such redemption for cash, I acknowledge and agree that the DSUs subject to such redemption shall instead be redeemed for Shares in accordance with the terms of the Plan. I further acknowledge and agree that any redemption of DSUs in connection with a Change of Control shall be subject to the completion of such Change of Control as provided in the Plan.

Date:
(Name of Participant)

(Signature of Participant)

Note:	If the Redemption Notice is signed by a beneficiary or legal representative, documents providing the authority of such signature should accompany this notice.